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Exhibit 4.6


                     NOTICE OF EXERCISE OF RIGHT TO CONVERT

The Issuer:
Enterprises Solutions, Inc.
140 Wood Road, Suite 200
Braintree, MA 02184


We refer to the Deed Poll dated 2 April 2000 given by Enterprises Solutions, Inc. in favor of the Noteholders; the Memorandum of Agreement, dated December 31, 2000, between the Issuer and Waltrag A.G. (the "Memorandum of Agreement"); and the Amendment to the Deed Poll, dated December 31, 2000.

Expressions used in this notice which are defined in the Deed Poll bear the defined meanings.

I/We the holder(s) of $5,250,000 principal amount of Notes hereby give notice of our election under the Deed Poll to convert the entire $5,250,000 principal amount of Notes outstanding, plus all interest accrued thereon through December 31, 2000, into 2,015,000 shares of Common Stock of the Issuer in accordance with the Conditions.

We will provide you with the names and denominations for registration of the 2,015,000 shares of the Issuer's Common Stock issued pursuant to the preceding paragraph upon conversion of all outstanding Notes and accrued interest thereon and of the name(s) and denomination(s)in which the 320,000 Warrants to purchase the Issuer's Common Stock issued pursuant to the Memorandum of Agreement in connection with the conversion of the Notes as referred to above shall be registered.

The undersigned hereby designates Jurg Walker as Waltrag's nominee for the ESI Board of Directors pursuant to Section IB of the Memorandum of Agreement.

If this Notice is signed by an agent or attorney on behalf of the beneficial owners of the Notes, the attorney hereby declares that he/she has no notice of revocation of the power of attorney under the authority of which this Notice is signed.

DATED as of December 31, 2000

SIGNED for and on behalf of         )
the Noteholders by                  )              S. Wolf
WALTRAG A.G. by its duly            )       ------------------------
authorized officer in the           )
presence of:
         S. Wernli                                 S. Wolf
-------------------------                   ------------------------
Witness                                            Print Name
         Sarah Wernli
-------------------------
Print Name

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_________If you wish to convert only part of your entitlement, insert the appropriate number. If this space is left blank the Notice is deemed to relate to the whole of your holding of Notes.

         This Notice must be signed by the Noteholder(s) personally or by a duly appointed attorney. If signed by an attorney, the relevant power of attorney must be submitted with the Notice unless already noted by the Issuer. If there are joint holders, each must sign. In the case of a corporation, the document must be executed in accordance with appropriate law of its jurisdiction and its company constitution as to execution of documents by a corporation or by a duly appointed attorney according to law.